Exhibit 99.1
FOR IMMEDIATE RELEASE
ICAHN ENTERPRISES L.P. AND AMERICAN CASINO & ENTERTAINMENT
PROPERTIES LLC ANNOUNCE CLOSING OF SALE OF NEVADA CASINOS
New York, New York. February 21, 2008 — ICAHN ENTERPRISES L.P. (“Icahn Enterprises”) and its subsidiary AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC (“ACEP”) announced today the closing of the acquisition (the “Acquisition”) of ACEP, which held the Stratosphere and three other Nevada gaming properties. The purchaser was an affiliate of Whitehall Street Real Estate Fund. The Acquisition closed on February 20, 2008. With the closing of this transaction at a purchase price of $1.2 billion, Icahn Enterprises has realized a gain in excess of $700 million, before taxes. Pro forma for this transaction Icahn Enterprises will have in excess of approximately $4.0 billion to pursue opportunities to enhance unitholder value.
In connection with the closing of the Acquisition, Icahn Enterprises and ACEP also announced that ACEP has accepted for payment and has repaid all of its outstanding 7.85% Senior Secured Notes due 2012, which were tendered pursuant to ACEP’s previously announced tender offer and consent solicitation. In addition, ACEP has repaid in full all amounts outstanding, and terminated all commitments, under its credit facility with Bear Stearns Corporate Lending Inc., as administrative agent, and the other lenders thereunder.
ABOUT ICAHN ENTERPRISES L.P.
Icahn Enterprises, a master limited partnership, is a diversified holding company engaged in four primary business segments: Investment Management, Metals, Real Estate and Home Fashion. For more information, please visit the company’s website at www.IcahnEnterprises.com.
ABOUT AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC
ACEP owns and operates four gaming and entertainment properties in southern Nevada. The four properties are the Stratosphere Casino Hotel & Tower, which is located on the Las Vegas Strip and caters to visitors to Las Vegas, two off-Strip casinos, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder, which cater primarily to residents of Las Vegas and the surrounding communities, and the Aquarius Casino Resort which caters to visitors to Laughlin. For more information, please visit the company’s website at www.acepllc.com
CAUTIONARY STATEMENTS
This press release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risk and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in each of Icahn Enterprise’s and ACEP’s SEC filings. Neither Icahn Enterprises nor ACEP undertakes any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.
Media Contact:
Andy Skobe
Interim Chief Financial Officer
Icahn Enterprises L.P.
(646) 861-7551